Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-273311

Dated: October 11, 2023

A NEW WAY TO GET AROUND PERSONAL AIR MOBILITY INVESTOR PRESENTATION OCTOBER 2023 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333 - 273311 Dated: October 11, 2023

FORWARD LOOKING STATEMENTS This presentation contains forward - looking statements . All statements contained herein other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward looking statements . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . Forward - looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward - looking statements including the Company’s ability to implement its strategies, its competitive advantages, its ability to launch its Flewber Hops App, its ability to finance the purchase of aircraft, the impact of competitors, changes in laws, rules and regulations, its ability to maintain good relationships with customers, suppliers and other strategic partners, its ability to protect its intellectual property, its ability to retain key personnel and the absence of material adverse changes in the industry or global economy . For a more detailed description of the risks and uncertainties affecting the Company, reference is made to the Company’s Registration Statement on Form S - 1 (No . 333 - 273311 ) filed with the U . S . Securities and Exchange Commission, as amended . Before you invest you should read the preliminary prospectus dated September 29 , 2023 in the registration statement for more complete information about the Company and the offering . The Company undertakes no obligation to update forward - looking statements if circumstances or management’s estimates or opinions should change except as required by applicable securities laws . The reader is cautioned not to place undue reliance on forward - looking statements . This presentation does not constitute an offer to sell any securities or the solicitation of an offer to sell any securities by Flewber Global Inc . 2

COMPANY HISTORY 2018 – Company was Established 2018 - acquisition of FAA 135 operator May 2019 – App prototype developed and tested Dec. 2019 - Charter business launched in 2019 Apr. 2021 - Angel Round raised $1,150,100 Jul. 2021 - Series A raised $2,002,150 2022 - 2023 Convertible Notes – $820,000 Key Accomplishments Q4 2023 – Planned launch of Flewber Hops App 3 $0.97 $1.8 $4.3 $- $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 $4.50 2020 2021 2022 Revenues (in $USD mm's) Fiscal Year Flewber Revenues (2020 - 22)

INVESTMENT HIGHLIGHTS As a licensed Part 135 private flight operator with revenue producing charter business, Flewber has established itself within the aviation landscape Established Operator Near - term launch of Flewber Hops business line adds new revenue stream and marks a transformative step for the air - based transportation industry Vision Go - public transaction provides growth capital necessary to purchase Flewber Hops aircraft and quickly launch and scale revenues High Growth Potential Seasoned corporate executives with operating experience in the airline industry, startup and M&A experience Experienced Team 4

5 TODAY’S BUSINESS Operated exclusively by third party air carriers, through the Flewber App Flewber Xpress Private flights with a regional focus Flewber LX Long - range private flights Flights available to United States – Canada – Mexico – Caribbean $7.0M+ in Revenues generated since 2020

PERSONAL AIR MOBILITY Imagine an affordable new dimension in local to regional range air travel. One that brings the convenience of on - demand ride sharing from the street to the skies. A service which allows you to book a seat on a personal jet in real time, be instantly matched with the closest aircraft, and conveniently meet it no longer than two hours from the initiation of booking What you’re imagining is Personal Air Mobility. 6

INNOVATION – PREPARING FOR LAUNCH In an industry that has been starving for innovation for over 50 years, personal air mobility powered by the intuitive intelligence of the Flewber Hops App, plans to unlock the sky to bring to day’s market a service that is thought by many to be years away. Personal Air Mobility - Flewber Hops App PLANNED PRICE POINTS SAFETY Advanced safety features such as its Cirrus Airframe Parachute System and push button autonomous landing feature • $199 to $699 per seat SAFE RETURN 7

INNOVATION – PREPARING FOR LAUNCH First Region Coverage ALL AT THE PALM OF YOUR HAND 8

THE FLEWBER APP An app that brings the familiar simplicity and convenience of booking an on - demand rideshare service to air travel Using intuitive technology and more conveniently located existing infrastructure and operational optimization efficiencies A n innovative and unique service operated by new, state - of - the - art personal jets as well as a network of independent operators INNOVATION CONVENIENCE FREEDOM Experience b ooking to boarding on Flewber Hops App in no more than 2 hours for $199 to $699 per seat or book the whole aircraft , with flights to and from airports most never knew existed ACCESSIBLE 9

AN APP THAT BRINGS RIDE SHARING TO THE SKY OPERATIONAL EFFICIENCY Continuous flight capacity maximization via seat availability offers & push notifications. FREEDOM AND TIME Comprehensive, integrated system designed to find the right flight in real time and book it on demand. Customers fly in a way that fits their schedule and get back to focusing on what's important. 10

MARKET SHARE POTENTIAL 11 Flewber Hops addressable market share 123,000,000 passengers Regional Passenger Boarding (Millions) 2 94 105 123 2020 2021 2022 June 28, 2022 FAA Aerospace Forecast Fiscal Years 2021 - 2041 10.5% Increase 14.6% Increase 10% 25% 33% 50% 100% 257 AIRPORTS 161 AIRPORTS 112 AIRPORTS 60 AIRPORTS 14 AIRPORTS % of Flights Lost 1 1) November 10, 2022, issued by the Regional Airline Association - https://www.raa.org/content - hub/raa - annual - reports/raa - 2022 - annual - report/ 2) June 28, 2022 FAA Aerospace Forecast Fiscal Years 2021 - 2041 - https://www.faa.gov/sites/faa.gov/files/data_research/aviation/aerospace_forecasts/FY2021 - 41_FAA_Aerospace_Forecast.pdf

FINANCIALS Year Ended December 31, 2022 Six Months Ended June 30, 2023 Condensed Consolidated Statement of Operations Audited (Unaudited) $4,269,100 $1,143,029 Revenue Costs and expenses 3,440,601 923,132 Cost of revenue 3,081,352 1,125,231 General and administrative 213,703 6,207 Sales and marketing 155,149 78,484 Depreciation and amortization 6,890,805 2,133,054 Total cost and expenses (2,621,705) (990,025) Loss from operations 273,818 60,000 Other income (77,882) (38,874) Interest expense ($2,425,769) ($968,899) Net loss As of: Condensed Consolidated Balance Sheet December 31, 2022 June 30, 2023 Assets Current assets: $152,409 $114,248 Cash 95,701 137,236 Other Current Assets 248,110 251,484 Total current assets 1,111,373 968,832 Other Assets $1,359,483 $1,220,316 Total Assets Liabilities and Stockholders’ Deficit Liabilities: 1,417,168 2,420,899 Total current liabilities 1,789,735 2,605,873 Total Liabilities Deficit: ($430,252) ($1,385,557) Total deficit $1,359,483 $1,220,316 Total liabilities and deficit 12

MANAGEMENT Marc Sellouk, Founder, Chairman, and CEO Marc Sellouk is the Founder, Chairman, and CEO of Flewber . Flewber was launched by combining Marc’s lifelong passion for aviation coupled with his corporate experience from his previous endeavor Transbeam . Marc founded Transbeam , an Internet technology and managed services provider, at the age of 20 , while attending college full time . After selling Transbeam more than two decades later, Marc pursued his lifelong dream of becoming a pilot, which only fed his passion and vision for his next path in life . Today, after bringing together an exceptional team from various divisions of the corporate and aviation world, Marc is poised to bring Flewber to a new level of private air travel unlike any ever experienced . “Jay” Jiang Yu, Co - Founder, President and Director Mr . Yu is a serial entrepreneur with over 14 years of capital markets experience on Wall Street . He is a private investor in a multitude of start - ups and has advised a magnitude of private and public company executives with capital funding, mergers & acquisitions, structured financing, IPO listings, branding growth, and other business development strategies geared at taking a company to the next level . He is a self taught and private self investor, and his relentless passion for international business has helped him develop key, strategic and valuable relationships throughout the world . Mr . Yu will lead the corporate structuring, capital financings, social media technologies and international brand growth of Flewber Global . Avi Nebel, Co - Founder, COO and Director Avner Nebel is the Chief Operating Officer of Flewber . He has worked alongside Marc for the past 24 years spearheading organizational initiatives . Avner is focused on overall operations, from building teams internally and putting strict structure in place, to managing the tech development of the Flewber app, to ensuring user satisfaction from the moment a flight is booked until the trip concludes . In his previous career, Avi served as COO of Transbeam and subsequently as VP of Event Technology for GTT after Transbeam was acquired . Prior to that he held military training and operational responsibilities in the Israel Defense Forces (IDF) . These disciplines and guiding principles have been pivotal in the evolution and success of multiple technology companies . Jaisun Garcha , CFO Jaisun Garcha has 20 years of experience in financial management, corporate governance, and risk management in both public and private companies, including high - growth and start - up stage organizations . He has taken several companies public through IPOs and RTOs and has been the CFO for multiple publicly traded companies in the last decade, successfully integrating the financial operations of numerous companies as part of various mergers and acquisitions . He is a Chartered Professional Accountant (CPA, CGA) and holds an MBA from Laurentian University and a Bachelor of Science degree from the University of British Columbia . 13

INVESTMENT HIGHLIGHTS As a licensed Part 135 private flight operator with revenue producing charter business, Flewber has established itself within the aviation landscape Established Operator Near - term launch of Flewber Hops business line adds new revenue stream and marks a transformative step for the air - based transportation industry Vision Go - public transaction provides growth capital necessary to purchase Flewber Hops aircrafts and quickly launch and scale revenues High Growth Potential Seasoned corporate executives with operating experience in the airline industry, startup and M&A experience Experienced Team 14

THANK YOU PERSONAL AIR MOBILITY